FEDERAL SIGNAL
Moves. Cleans. Protects.

1415 West 22nd Street, Suite 1100
Oak Brook, Illinois 60523
630.954.2000
federalsignal.com

Federal Signal Completes Acquisition of Mark Rite Lines Equipment Company, Inc.

OAK BROOK, Illinois, July 2, 2019 — Federal Signal Corporation (NYSE:FSS) ("the Company"), a leader in environmental and safety solutions, today announced that it has completed the acquisition of the assets and operations of Mark Rite Lines Equipment Company, Inc. ("MRL"), a leading U.S. manufacturer of truck-mounted and ride-on road-marking equipment. The acquisition includes the operations of HighMark Traffic Services, Inc., a wholly-owned subsidiary of MRL, which provides road-marking services, primarily within the state of Montana. The signing of the purchase agreement was previously announced on May 14, 2019. The transaction involves initial consideration of $55.5 million, subject to post-closing adjustments. In addition, there is a contingent earn-out payment of up to $15.5 million.

MRL, which is headquartered in Billings, Montana and employs approximately 250 people, generated revenues of $67 million for the year ended December 31, 2018, with an EBITDA margin of 13%.

"We are pleased to complete the acquisition of MRL, which represents a natural and strategic extension of our market position as a specialty vehicle manufacturer serving maintenance and infrastructure markets," said Jennifer L. Sherman, President and Chief Executive Officer. "With a clear leadership position in its markets, MRL is well-positioned to capitalize on a number of tailwinds expected to drive growth in the road-marking industry. MRL gives us an opportunity to leverage our expertise in building chassis-based vehicles, apply our ETI principles and utilize our existing distribution channels and aftermarket platform to accelerate the next phase of MRL's growth. We continue to expect the acquisition to be modestly accretive to the Company's non-GAAP adjusted earnings per share in 2019."

About Federal Signal

Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions; product and price competition; supplier and raw material prices; risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission.

Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com